Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 4 TO

MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 4 TO MASTER SERVICES AGREEMENT (this “Amendment”) is effective as of December 13, 2023, and is made by and between Spirit of America Investment Fund, Inc., a Maryland corporation (the “Company”), and Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the state of Ohio (“Ultimus”)(each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated June 1, 2019, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as herein described.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

I.       Amendments.

1.	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto.
2.	Transfer Agent and Shareholder Services Addendum to the Agreement hereby is deleted in its entirety and replaced with Transfer Agent and Shareholder Services Addendum attached hereto.
3.	Transfer Agent and Shareholder Services Fee Letter to the Agreement hereby is deleted in its entirety and replaced with Transfer Agent and Shareholder Services Fee Letter attached hereto.

II.       Miscellaneous.

1.	Except as hereby amended, the Agreement shall remain in full force and effect.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

SPIRIT OF AMERICA INVESTMENT FUND, INC. By: /s/ David Lerner David Lerner President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

SCHEDULE A

to the

Master Services Agreement

between

Spirit of America Investment Fund, Inc.

and

Ultimus Fund Solutions, LLC

dated as of June 1, 2019

amended as of December 13, 2023

Fund Portfolios (by fiscal year end)

Spirit of America Energy Fund, Class A Shares, Class C Shares and Institutional Shares

Spirit of America Income Fund, Class A Shares, Class C Shares and Institutional Shares

Spirit of America Large Cap Value Fund, Class A Shares, Class C Shares and Institutional Shares

Spirit of America Municipal Tax Free Bond Fund, Class A Shares, Class C Shares and Institutional Shares

Spirit of America Real Estate Income and Growth Fund, Class A Shares, Class C Shares and Institutional Shares

Spirit of America Utilities Fund, Class A Shares, Class C Shares and Institutional Shares

Transfer Agent and Shareholder Services Addendum

for

the Funds listed on Schedule A

each a series of

Spirit of America Investment Fund, Inc.

This Transfer Agent and Shareholder Services Addendum, dated as of December 13, 2023, is between Spirit of America Investment Fund, Inc. (the “Company”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated as of June 1, 2019, as amended, and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Company with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2.	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Company, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Company with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Company’s direct shareholders and to operate the Company’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Company’s Board of Directors and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Market Timing Reports. Ultimus will provide quarterly market timing reports for each Fund.

3.5.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For each Fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in each Fund;

5.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	uTRANSACT Web Services
6.1.	Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Funds.
7.	Other Services

7.1.	Ultimus shall perform other services for the Company that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Company may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

7.2.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Company does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

8.	National Securities Clearing Corporation Processing

Ultimus will:

8.1.	process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Company), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

8.2.	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

8.3.	provide account and transaction information from the affected Company’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

8.4.	maintain shareholder accounts through Networking.

9.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Company or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of December 13, 2023.

	Spirit of America Investment Fund, Inc. On its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:	/s/ David Lerner	By:	/s/ Gary Tenkman
Name:	David Lerner	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Transfer Agent and Shareholder Services Fee Letter

for

the Funds listed on Schedule A

each a series of

Spirit of America Investment Fund, Inc.

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Spirit of America Investment Fund, Inc. (the “Company”), for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to the Master Services Agreement, dated as of June 1, 2019, as amended, and the Transfer Agent and Shareholder Services Addendum, dated as of December 13, 2023.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee from the Company on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

[REDACTED]

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Company agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Company’s default or prevent Ultimus from exercising any other rights and remedies available to it.

1.3.	The above fees, when added to the fees payable under the Fund Accounting and Fund Administration Fee Letter, dated as of June 1, 2019, will be subject to an annual minimum of $[REDACTED] with respect to the Company.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Company on behalf of each Fund will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on such Fund’s behalf, including but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, fund specific Fund/Service and Networking costs, anti-money laundering (AML) and customer identification program (CIP) fees, and other industry standard transfer agent expenses.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one year-year periods (each a “Renewal Term”).

4.	Fee Increases

After the one (1) year anniversary of the effective date of the Master Services Agreement, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1; provided that Ultimus gives 30-day notice of such increase to the Company by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases, since the effective date, not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

The parties duly executed this Fee Letter dated as of December 13, 2023.

	Spirit of America Investment Fund, Inc. On its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:	/s/ David Lerner	By:	/s/ Gary Tenkman
Name:	David Lerner	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

2Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.